Exhibit 3.1

CERTIFICATE OF AMENDMENT OF SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF StartEngine Crowdfunding, Inc.

StartEngine Crowdfunding, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.       The name of the corporation is StartEngine Crowdfunding, Inc.

2.       The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 19, 2014. The corporation was originally incorporated under the name of StartEngine Crowdsourcing, Inc.

3.        Article I of the Seventh Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows: The name of the corporation (hereinafter, the “Corporation”) is StartEngine Inc.

4.        This amendment was duly adopted in accordance with the provisions of §242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporate has caused this certificate to be signed this 5th day of June 2026.

StartEngine Crowdfunding, Inc.

By:	/s/ Howard Marks
Howard Marks
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:02 PM 06/15/2026
FILED 01:02 PM 06/15/2026
SR 20263400853 - File Number 5501534